UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported May 8, 2009)

CARAUSTAR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

North Carolina	0-20646	58-1388387
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5000 Austell Powder Springs Road, Suite 300 Austell, Georgia	30106-3227
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (770) 948-3101

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On May 8, 2009, Caraustar Industries, Inc. (the “Company”) amended its Senior Credit Facility, originally dated March 30, 2006, with Bank of America, N.A. The Eighth Amendment to the Amended and Restated Credit Agreement (the “Amendment”) extends the May 8, 2009 date at which time it was required to advise its participating lenders of its plan to refinance or defease the Senior Notes in the amount of approximately $190 million that are due June 1, 2009. The Eighth Amendment extended the notification date to May 15, 2009. Subsequently, on May 15, 2009 the lenders extended the notification date to June 1, 2009.

Item 8.01.	Other Events

The Company’s Annual Shareholders’ Meeting, which was originally scheduled for Wednesday, May 20, 2009, has been postponed until further notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2009

CARAUSTAR INDUSTRIES, INC.

By:	/S/ Ronald J. Domanico
Ronald J. Domanico Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit	Exhibit No.

Eighth Amendment to Amended and Restated Credit Agreement,dated as of May 8, 2009, by and among the Company and certain subsidiaries identified therein, as borrower, certain subsidiaries of the Company identified as guarantors listed therein, and Bank of America, N.A. as Administrative Agent.	10.1

Ninth Amendment to Amended and Restated Credit Agreement, dated as of May 15, 2009, by and among the Company and certain subsidiaries identified therein, as borrower, certain subsidiaries of the Company identified as guarantors listed therein, and Bank of America, N.A. as Administrative Agent.	10.2